EXHIBIT 9

PROXY

ACACIA DIVERSIFIED HOLDINGS, INC.

KNOW ALL MEN BY THESE PRESENTS, that I am the registered owner of that certain two million five hundred thousand (2,500,000) shares of the Common stock of Acacia Diversified Holdings, Inc. (“Acacia”) represented by the following  certificates:

Certificate Number CS1-511 Representing 1,000,000 shares of Acacia Common stock
Certificate Number CS1-512 Representing 1,000,000 shares of Acacia Common stock
Certificate Number CS1-525 Representing 500,000 shares of Acacia Common    stock

and I hereby appoint and constitute Richard K. Pertile, pursuant to the terms and conditions of that certain Right of First Refusal   to Purchase Common Stock by and between Steven L. Sample and Richard K. Pertile and  that  certain  Asset  Purchase  Agreement (the “APA”) by and between the MariJ Group and Acacia Diversified Holdings, Inc. a Texas corporation (“Acacia” or the “Corporation”), as my true and lawful attorney and proxy with full power of substitution, to attend and represent me at  any meeting of shareholders of the corporation on my behalf to vote on any question, proposition or resolution, or  any  adjournment thereof upon which I would be entitled to vote if personally present. This proxy may not be revoked until May 4, 2019.

IN WITNESS WHEREOF, I have executed this proxy on the 15th day of January, 2016.

Steven L. Sample
an Individual

Steven L. Sample
Signature
Address: 2806 SE 29th Street Ocala, FL 34471

WITNESS:

/s/ Debbie Leppla
Signature

Debbie Leppla
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